UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2015

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Powell Street, 12th Floor, Emeryville, CA.
(Address of Principal Executive Offices)

94608
(Zip Code)

(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2015, NMI Holdings, Inc. (the “Company”) and John (“Jay”) Sherwood, Jr. amended Mr. Sherwood’s Employment Agreement, dated March 6, 2013, as amended (the “Employment Agreement”) to provide that Mr. Sherwood’s title and duties at the Company will change from President to Vice Chairman. Mr. Sherwood and the Company do not plan to renew the Employment Agreement upon expiry on January 17, 2016. Mr. Sherwood will assist with the transition of his duties and provide consultation to the Board of Directors during the transition period.
“I’m incredibly proud of the Company we have built since Brad Shuster and I formed National MI a little over three years ago. The Company has successfully completed its initial capital raise and public offering, and after establishing our finance function and overseeing the Company’s sales, operations and information technology groups, I am confident the Company is well on its way to becoming a market leader in the mortgage insurance industry,” Mr. Sherwood commented. “Accordingly, given our firm financial and operational footing and solid succession plan, I believe now is the appropriate time for me to begin thinking about stepping aside and seeking additional opportunities to build new, high-growth businesses in the marketplace. I have the utmost confidence in our Board of Directors and our leadership team and firmly believe that National MI is positioned for continued growth and success for years to come.”
The foregoing summary of the amendment to Employment Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 attached hereto and the terms of the Employment Agreement and the subsequent amendments thereto, copies of which are incorporated herein by reference to Exhibits 10.10 and 10.11 to our Form S-1 Registration Statement (Registration No. 333-191635), filed with the Securities and Exchange Commission on October 9, 2013.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Employment Agreement by and between NMI Holdings, Inc. and John M. Sherwood, dated October 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: October 1, 2015	By:	/s/ Nicole C. Sanchez
Nicole C. Sanchez
VP, Assistant General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Employment Agreement by and between NMI Holdings, Inc. and John M. Sherwood, dated October 1, 2015

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